Exhibit 99.1

Virage Logic Reports Third Quarter Fiscal 2009 Results

License Revenues Increase 18% Quarter Over Quarter

FREMONT, Calif.--(BUSINESS WIRE)--July 29, 2009--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner, today reported its financial results for the third fiscal quarter ended June 30, 2009.

Total revenue for the third quarter of fiscal 2009 was $11.9 million, compared with $11.0 million for the second quarter and $15.1 million for the third quarter of fiscal 2008. License revenue for the third quarter of fiscal 2009 was $10.7 million, compared with $9.1 million for the prior quarter and $12.3 million for the same period a year ago. Royalties for the third quarter of fiscal 2009 were $1.2 million, compared with $1.9 million for the second quarter and $2.8 million for the third quarter of fiscal 2008.

As reported under U.S. GAAP, net loss for the third quarter of fiscal 2009 was $1.9 million, or ($0.08) per share, compared with a net loss of $26.3 million or ($1.15) per share for the second quarter of fiscal 2009 and a net loss of $1.1 million, or ($0.05) per share for the third quarter of fiscal 2008.

Excluding the effects of FAS123R expenses, acquisition related expenses, restructuring charges and amortization of intangibles, the Company would have reported a net loss of $0.7 million, or ($0.03) per share. The reconciliation of GAAP to Non-GAAP financial results includes $0.5 million of stock-based compensation expense, $0.2 million of amortization of intangibles and a net tax effect of $0.5 million for a total of $1.2 million.

Virage Logic President and CEO, Dr. Alex Shubat said, “In our third fiscal quarter, we grew our license revenues by 18% over the second fiscal quarter 2009. This is encouraging in light of the continued challenging global economic environment. As anticipated, royalty revenue came in below the previous quarter due to low foundry wafer shipments occurring in the first calendar quarter of 2009.

“Over two years ago, we embarked on a transformation process which included several operating and product initiatives. We are in the final stages of altering our engineering and marketing organizations to accommodate the company’s transition to a predominately standard product versus custom product IP provider. This transition will result in a highly scalable business model for Virage Logic, a model that can accommodate increased creation and/or acquisition of new IP products with a minimum of additional operating costs. Key initiatives that we made particularly significant progress against in the third quarter include:

Broadening our product portfolio. Through our ongoing R&D efforts and inorganic growth initiatives, we have significantly increased our product offerings. In the third fiscal quarter, we reaped the benefits of this strategy with our Intelli™ DDR and Intelli™ LPDDR memory controller product lines which made a strong contribution to our overall bookings in the quarter. These products offer a full range of both high performance and low power solutions and are being adopted by FPGA and SoC developers worldwide.

Being first-to-market with next generation advanced technology products. As a result of our early leadership at 40nm, we believe our SiWare™ Memory and SiWare™ Logic products offer the industry’s broadest portfolio of silicon proven IP on this technology node. As a result, more than ten customers have adopted our 40nm products and our 40nm royalty revenues are growing. During the quarter, we announced availability of our AEON® non-volatile embedded memory on TSMC's 65nm Low Power (LP) process, making it the industry's first multi-time programmable (MTP) logic NVM solution that is commercially available on a 65nm process.

During this quarter, we have seen a strong increase in our sales pipeline in terms of both dollar value and individual deal size. This increase was the result of both internal and external factors. Internally, we saw success in activity as a result of the company’s execution on our stated initiatives, particularly with regard to our new product families. Externally, the movement of the large semiconductor IDMs toward a ‘fabless’ or ‘fab-lite’ business model is a positive factor and plays to our strengths.

This increase in opportunities resulted in a very strong bookings for the company during the third quarter, as well as in the first four weeks of the fourth quarter. As a result, our license backlog moved up significantly.”

Dr. Shubat concluded, "With the positive trend affecting our business the Company should be able to post sequential quarterly license growth in the fourth fiscal quarter. As foundry utilization continues to recover, royalty performance for the fourth quarter, which is based on June ending quarter wafer shipments, should also improve.”

“For the fourth quarter fiscal 2009, we are projecting revenues of $13.75 million to $14.75 million and non-GAAP EPS results of $0.01 to $0.04 per share. The Company expects to realize, before tax, approximately $3.0 million to $3.2 million in non-GAAP adjustments comprised primarily of FAS123R stock compensation and acquisition-related expenses.”

Although this news release will be available on the Company’s website, the Company disclaims any duty or intention to update these or any other forward-looking statements.

Use of Non-GAAP Information

We believe the financial figures we include that are not presented in accordance with GAAP assist investors in understanding our business and operating results. This information is intended to provide investors with useful supplemental data regarding the underlying economics of our business operations because operating results presented under GAAP may include charges that are nonrecurring or not necessarily relevant to ongoing operations, or are difficult to forecast for future periods. The Company’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the core costs of those business operations. Management believes that goodwill impairment charges, valuation allowance on deferred tax assets, restructuring charges, acquisition-related charges and stock-based compensation are not part of its core business operations. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are goodwill impairment charges, valuation allowance on deferred tax assets, restructuring charges, acquisition-related charges, and stock-based compensation that are included in cost of revenues, research and development, general and administrative and sales and marketing expenses. To determine our non-GAAP tax provision, the Company recalculates tax based on non-GAAP income before taxes and adjusts accordingly.

For each such non-GAAP measure, the adjustment provides management with information about the Company’s underlying operating performance that enables a more meaningful comparison of our finance results in different reporting periods. For example, since the Company does not acquire businesses on a predictable cycle, management excludes acquisition-related charges in order to provide a more consistent and meaningful evaluation of the Company’s operating expenses. Management also excludes goodwill impairment, valuation allowance on deferred tax assets and restructuring charges as these are non-recurring charges which are not expected to occur on a regular basis. Management also excludes the impact of stock-based compensation to help it compare current period operating expenses against the operating expenses for prior periods. In addition, the availability of non-GAAP information helps management track actual performance relative to financial targets. This information also helps investors compare the Company’s performance with other companies in the industry, which use similar financial measures to supplement their GAAP financial information.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Management believes that providing this non-GAAP financial information, in addition to GAAP information, facilitates consistent comparison of the Company’s financial performance over time. The Company has historically provided non-GAAP information to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate the Company’s core operating performance in the way that management does.

Our non-GAAP financial measures are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, our GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect our operations, and accordingly should always be considered as supplemental to our financial results presented in accordance with GAAP.

Conference Call

Virage Logic's management will hold a teleconference on third quarter fiscal 2009 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, July 29, 2009. Participants can access the call by dialing (877) 941-8631 (domestic) or (480) 629-9820 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 406-7325 (domestic) or (303) 590-3030 (international), access number 4117030 through August 3, 2009; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The Company’s highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded memory test and repair, logic libraries, memory development software, and interface IP solutions. As the industry’s trusted semiconductor IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2008, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended June 30, 2009	Nine Months Ended June 30, 2009
GAAP net loss	$(1,922)	$(30,880)
Stock-based compensation expense charged to operating expense	514	1,459
Stock-based compensation expense related to custom contracts	11	(7)
Amortization of intangibles and expense for earn-outs related to acquisition	252	2,545
Deferred tax allowance	--	10,995
Goodwill impairment	--	11,839
Restructuring charges	22	1,495
Tax effect	471	(1,325)
Non-GAAP net loss	$(652)	$(3,879)

Loss per share:
Basic	$(0.03)	$(0.17)
Diluted	$(0.03)	$(0.17)

Shares used in computing per share amounts:
Basic	22,978	22,905
Diluted	22,978	22,905

Virage Logic Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per-share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2009	2008	2009	2008
Revenue:
License	$10,737	$12,248	$28,364	$35,122
Royalties	1,184	2,820	5,931	8,695
Total revenues	11,921	15,068	34,295	43,817
Cost and expenses:
Cost of revenues	2,529	2,614	7,499	8,182
Research and development	6,527	8,015	22,246	20,048
Sales and marketing	2,574	3,658	7,995	11,115
General and administrative	2,090	2,160	6,856	6,046
Goodwill impairment	--	--	11,839	--
Restructuring charges	22	319	1,495	316
Total cost and expenses	13,742	16,766	57,930	45,707
Operating loss	(1,821)	(1,698)	(23,635)	(1,890)
Interest and other income (expense), net	(72)	706	690	2,640
Income (loss) before taxes	(1,893)	(992)	(22,945)	750
Income tax provision	29	131	7,935	149

Net income (loss)	$(1,922)	$(1,123)	$(30,880)	$601

Earnings (loss) per share:
Basic	$(0.08)	$(0.05)	$(1.35)	$0.03
Diluted	$(0.08)	$(0.05)	$(1.35)	$0.03

Shares used in computing per share amounts:
Basic	22,978	23,542	22,905	23,491
Diluted	22,978	23,542	22,905	23,740

Virage Logic Corporation
Unaudited Consolidated Balance Sheets
(In thousands)

	June 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$17,570	$13,214
Short-term investments	41,777	31,148
Accounts receivable, net	10,106	16,526
Costs in excess of related billings on uncompleted contracts	1,059	972
Deferred tax assets	1,319	1,255
Prepaid expenses	2,927	4,995
Taxes receivable	--	2,733
Total current assets	74,758	70,843

Property, plant and equipment, net	4,326	3,966
Goodwill	--	11,751
Other intangible assets, net	5,278	6,270
Deferred tax assets – long-term	5,718	14,548
Taxes receivable - long-term	2,935	--
Long-term investments	--	21,443
Other long-term assets	2,008	383

Total assets	$95,023	$129,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,196	$1,023
Accrued expenses	5,771	5,678
Deferred revenues	6,487	8,866
Income taxes payable	34	1,702
Total current liabilities	13,488	17,269
Income tax liabilities	1,083	1,083
Other long-term accruals	151	150
Total liabilities	14,722	18,502

Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	142,346	141,220
Accumulated other comprehensive income	126	207
Treasury stock, at cost	(5,130)	(4,564)
Accumulated deficit	(57,065)	(26,185)
Total stockholders’ equity	80,301	110,702

Total liabilities and stockholders’ equity	$95,023	$129,204

CONTACT:
Virage Logic Corporation
Brian Sereda, 510-360-8017
Chief Financial Officer
brian.sereda@viragelogic.com